Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release

Contact:	Carlos Alberini	Frederick G. Silny
	President & Chief Operating Officer	SVP & Chief Financial Officer
	(213) 765-3582	(213) 765-3289

GUESS?, INC. REPORTS RECORD RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2005

Q4 EPS Increased 73% Versus Q4 Last Year, $0.57 Versus $0.33

2005 Net Earnings Doubled Over 2004, $58.8 Million Versus $29.6 Million

Fourth Quarter Highlights

-	Net revenues increased 23.5% to $276.6 million

-	Comp store sales up 15.9%

-	Gross margin increased 310 basis points to 42.6%

-	SG&A expenses as a percentage of revenues declined 90 basis points to 26.9%

-	Earnings from operations up $17.3 million to $43.4 million, with a 15.7% operating margin

-	Net earnings increased 74% to $25.8 million

2005 Highlights

-	Net revenues increased 28.4% to $936.1 million; comp store sales up 9.2%

-	Gross margin increased 310 basis points to 40.7%

-	Earnings from operations reached $101.8 million, with a 10.9% operating margin versus 7.6% last year

-	Net earnings doubled to $58.8 million

Los Angeles, CA, February 16, 2006 – Guess?, Inc. (NYSE:GES) today reported record financial results for the fourth quarter and fiscal year ended December 31, 2005.  Net revenue and net earnings for the quarter and the year were at their highest levels since the Company went public in 1996.

Fourth Quarter Results

For the fourth quarter of 2005, the Company reported net earnings of $25.8 million, or diluted earnings of $0.57 per share, compared to net earnings of $14.9 million, or diluted earnings of $0.33 per share, for the fourth quarter of 2004.

Paul Marciano, Co-Chairman and Co-CEO, commented, “The record revenues and earnings performance in the fourth quarter cap off a strong year for Guess?.  These results reflect the progress that we have made in all our businesses -- retail and wholesale operations in North America, our European business, and domestic and international licensing.  We believe that Guess? customers around the world continue to respond favorably to our product assortment and mix which is supported by a consistent, global branding effort.  In our core North American retail business, fourth quarter comparable store sales increased 15.9%. Retail productivity rose while we maintained appropriate inventory levels.  Our balance sheet and cash flow continue to strengthen and should continue to provide most of the funding for our future growth.”

Mr. Marciano continued, “We have been emphasizing the globalization of the Guess? brand and the full-year 2005 results show the early success of this strategy. Our earnings were more balanced geographically with the North American segments contributing about half, and Europe and worldwide licensing the other half. Our European business, including our jeanswear licensee which we acquired in January 2005, earned $28.1 million from operations compared to $7.7 million the prior year. We see further opportunities in Europe and elsewhere, especially in Asia. We believe that our growing global presence will help us drive strong and consistent results.”

Total net revenue for the fourth quarter of 2005 increased 23.5% to $276.6 million from $224.0 million in the fourth quarter of 2004.  The Company’s retail stores, including those in Canada, generated revenues of $207.1 million in the 2005 fourth quarter, a 20.5% increase from $172.0 million reported in the same period a year ago. Comparable store sales increased 15.9% during the fourth quarter of 2005 from the year-ago period.  Net revenue from the Company’s wholesale segment was flat at $33.0 million in the fourth quarter of 2005 compared to the year-ago period. Net revenue from the Company’s European operations segment increased 243.8% to $22.9 million in the fourth quarter of 2005, compared to $6.6 million in the prior-year period, following the acquisition of the Company’s European jeanswear licensee in January 2005.  Licensing segment net revenue increased 10.1% to $13.7 million in the 2005 fourth quarter from $12.4 million in the fourth quarter last year.

Full Year 2005 Results

For the full year ended December 31, 2005, the Company reported net earnings increased to $58.8 million, or diluted earnings of $1.31 per share, versus net earnings of $29.6 million, or diluted earnings of $0.66 per share, in the comparable 2004 period. The 2005 results include in the third quarter a special performance-based compensation expense of $4.6 million, or $2.7 million after tax, or $0.06 per diluted share, related to the performance and contributions of the licensing business to the Company’s operations.  There was no corresponding expense in the comparable prior year period.

Total net revenue for 2005 increased 28.4% to $936.1 million from $729.3 million in 2004.  The Company’s retail stores, including those in Canada, generated revenue of $612.9 million for 2005, an increase of 18.1% from $518.9 million for last year.  Comparable store sales increased 9.2% for the 2005 year.  Net revenue from the Company’s wholesale segment increased slightly to $121.1 million in 2005 from $120.4 million in 2004. Net revenue from the Company’s European operations increased 259.6% to $153.8 million for 2005, compared to $42.8 million in the prior year period, following the acquisition of the Company’s European jeanswear licensee in January 2005.   Licensing segment net revenue for 2005 increased 2.3% to $48.3 million from $47.2 million for the prior year.

The Company will hold a conference call at 1:00 pm (ET) on February 16, 2006 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the “Investor’s Info” link from the “Guess?, Inc.” section of the site.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At January 28, 2006, the Company operated 311 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), the successful integration of acquisitions, new stores and new licensees into existing operations, the successful execution of our international growth strategies, possible cancellations of wholesale orders, the success of competitive products, the continued availability of adequate sources of capital, our ability to attract and retain key personnel, general economic conditions, acts of terrorism or acts of war, government regulation, currency fluctuations and possible future litigation.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Year Ended

	December 31, 2005		December 31, 2004		December 31, 2005		December 31, 2004

	$	%	$	%	$	%	$	%

Net revenue
Product sales	$262,980	95.1%	$211,573	94.5%	$887,782	94.8%	$682,020	93.5%
Net royalties	13,669	4.9%	12,410	5.5%	48,310	5.2%	47,242	6.5%

	276,649	100.0%	223,983	100.0%	936,092	100.0%	729,262	100.0%
Cost of product sales	158,919	57.4%	135,573	60.5%	555,223	59.3%	455,278	62.4%

Gross profit	117,730	42.6%	88,410	39.5%	380,869	40.7%	273,984	37.6%
Selling, general and administrative expenses	74,307	26.9%	62,264	27.8%	279,059	29.8%	218,502	30.0%

Earnings from operations	43,423	15.7%	26,146	11.7%	101,810	10.9%	55,482	7.6%
Other (income) expense:
Interest expense	1,870	0.7%	1,293	0.6%	6,741	0.7%	5,653	0.7%
Interest income	(1,124)	(0.4)%	(275)	(0.1)%	(2,626)	(0.2)%	(619)	(0.1)%
Other, net	—	—	(265)	(0.1)%	—	—	(265)	—

Earnings before income taxes	42,677	15.4%	25,393	11.3%	97,695	10.4%	50,713	7.0%
Income taxes	16,875	6.1%	10,540	4.7%	38,882	4.1%	21,147	2.9%

Net earnings	$25,802	9.3%	$14,853	6.6%	$58,813	6.3%	$29,566	4.1%

Net earnings per share:
Basic	$0.58		$0.34		$1.33		$0.67
Diluted	$0.57		$0.33		$1.31		$0.66
Weighted number of shares outstanding:
Basic	44,698		44,169		44,387		44,010
Diluted	45,589		44,622		45,059		44,544

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(in thousands)

	Three Months Ended		Year Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net revenue:
Retail operations	$207,127	$171,950	$612,862	$518,855
Wholesale operations	33,002	32,977	121,103	120,392
European operations (1)	22,851	6,646	153,817	42,773
Licensing operations (1)	13,669	12,410	48,310	47,242

	$276,649	$223,983	$936,092	$729,262

Earnings (loss) from operations:
Retail operations	$36,449	$24,177	$65,274	$47,788
Wholesale operations	3,143	1,122	7,325	(5,565)
European operations (1)	192	(1,615)	28,103	7,748
Licensing operations (1)	12,892	9,544	37,804	37,722
Corporate overhead	(9,253)	(7,082)	(36,696)	(32,211)

	$43,423	$26,146	$101,810	$55,482

(1)

The European operations segment includes net revenue and earnings from the acquired European Jeanswear licensee commencing from the acquisition date of January 3, 2005.  In 2004, licensing income from the licensee was included in the licensing operations segment.  Net revenues of the acquired business for the three and twelve month periods ended  December 31, 2005 were $17,204 and $84,361, respectively. Earnings from operations for the acquired business for the same periods were $1,243 and $11,945, respectively. Licensing income included in the licensing operations segment for the three and twelve month periods ended December 31, 2004 were $1,732 and $5,873, respectively.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$171,549	$106,003
Restricted cash	2,759	3,660
Receivables, net	81,762	53,915
Inventories, net	122,037	82,329
Other current assets	32,670	25,116
Property and equipment, net	144,007	113,944
Other assets	78,590	39,337

Total Assets	$633,374	$424,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current installments of notes payable and long-term debt	$34,232	$13,430
Other current liabilities	182,994	119,369
Notes payable and long-term debt, excluding current installments	40,054	41,396
Other liabilities	87,801	29,532
Stockholders’ equity	288,293	220,577

Total Liabilities and Stockholders’ Equity	$633,374	$424,304

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Year Ended

	December 31, 2005	December 31, 2004

Net cash provided by operating activities	$142,768	$81,592
Net cash used in investing activities	(69,072)	(34,086)
Net cash used in financing activities	(8,018)	(8,813)
Effect of exchange rates on cash	(132)	147

Net increase in cash and cash equivalents	65,546	38,840
Cash and cash equivalents at the beginning of the year	106,003	67,163

Cash and cash equivalents at the end of the period	$171,549	$106,003

Supplemental information:
Depreciation and amortization	$34,639	$35,442
Rent	73,126	63,352

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Year Ended

	December 31, 2005	December 31, 2004

Number of stores at the beginning of the year	287	265
Store openings	37	34
Store closures	(9)	(12)

Number of stores at the end of the period	315	287

Total store square footage at the end of the period	1,563,000	1,460,000